EXHIBIT  99

For Immediate Release					    Contact:     John T. O'Neill
July 15, 1999								               401-727-5600
									             Renita E. O'Connell
										               401-727-5401



                 HASBRO REPORTS RECORD SECOND QUARTER RESULTS


     Pawtucket, RI (July 15, 1999) -- Hasbro, Inc. (NYSE:HAS) today reported record second quarter revenues, earnings and earnings per share.

     Worldwide net revenues increased approximately 53% to $874.6 million, compared to $572.1 million a year ago. Revenue growth was driven primarily by significantly higher shipments of STAR WARS and Tiger Electronics products, and increased sales of computer-based games from Hasbro Interactive. Net earnings and diluted earnings per share increased approximately six-fold to $32.3 million and $0.16, respectively, compared to $5.5 million and $0.03, respectively, last year. The Company also reported record second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $118.3 million, more than double the year-ago EBITDA of $52.5 million.

     For the first half of 1999, worldwide net revenues increased approximately 46% to $1.543 billion, compared to $1.055 billion a year ago. Net earnings and diluted earnings per share in the first half more than tripled, to $46.1 million and $0.22, respectively, compared to $13.2 million and $0.06 last year.

     "We are very pleased to report a record second quarter in all respects and to significantly exceed expectations, which were already high," said Alan
G. Hassenfeld, Chairman and Chief Executive Officer. "We are also excited about the rest of the year and our outstanding diversified brand and product portfolio, led by STAR WARS and the POWER OF THE FORCE."

     "We are firing on all cylinders," Hassenfeld continued. "Our awesome STAR WARS product line, launched in early May in the U.S. for the May 19 release of STAR WARS: EPISODE I: THE PHANTOM MENACE, has in many cases exceeded our high expectations. The international rollouts of STAR WARS product and the movie continue to be met with great enthusiasm. Tiger Electronics' interactive FURBY is a smash hit internationally and continues selling briskly in the U.S. Hasbro Interactive again achieved significant double-digit sales increases. MECHWARRIOR 3 was the number one PC software title one week after its launch in early June and remains in the top ten.

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     "We continue working hard to enhance shareholder value," Hassenfeld added. In June, Hasbro common stock was listed on the New York Stock Exchange. During the second quarter, we invested a total of $147 million to repurchase almost 5 million shares of our common stock. This includes approximately $90 million to repurchase most of Dreamworks' equity interest in Hasbro, substantially eliminating future dilution from this interest. We seized this significant opportunity to accelerate repurchases because we are bullish on the strength of our business and we believe in our future. Under the $500 million repurchase authorization of December 1997, we have invested a total of more than $380 million to repurchase almost 15 million shares. Earlier this month, we filed a shelf Registration Statement with the Securities and Exchange Commission for $350 million of public debt securities, which would bring Hasbro's total public debt authorization to $500 million and further enhance our financial flexibility."

     "We look forward to a strong second half. We are shipping new STAR WARS action figures and other terrific EPISODE I product. The successful rollout of the POWER OF THE FORCE continues around the world. Tiger Electronics' French and Italian FURBY TOYS are shipping, FURBY BABIES debut in third quarter, and we will ship two more limited edition holiday FURBY TOYS. Hasbro Interactive plans several new titles, including the first from its newly-formed Hasbro Sports unit: TRIVIAL PURSUIT NASCAR CD-ROM, Hasbro Sports Digital Camera and em@il NFL FOOTBALL. We will ship our expanded POKEMON offering, including the electronic interactive plush "I CHOOSE YOU PIKACHU". The U.S. release of the first animated POKEMON feature film on November 12 will extend the excitement of POKEMANIA into next year. With POKEMON, plus other wonderful new product including NASCAR SUPERCHARGERS, BEAST MACHINES, TITAN AE, DRAGON TALES and TWEENIES, we have even more visibility for the year 2000," Hassenfeld concluded.

     Hasbro is a worldwide leader in the design, manufacture and marketing of toys, games, interactive software, puzzles and infant products. Both internationally and in the U.S., its PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, and GALOOB products provide children and families with the highest quality and most recognizable toys and games in the world.



Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the timely manufacture and shipping by the Company of new and continuing products and their acceptance by customers and consumers in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various
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markets in which the Company operates throughout the world; the inventory policies of retailers, including the continuing trend of concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business; the Company's incurring higher than expected costs to achieve, or not achieving, "Year 2000" readiness with respect to the Company's systems, or the Company's customers, vendors or service providers failing to achieve such readiness; and the risk that anticipated benefits of acquisitions or the Company's Global Integration and Profit Enhancement program may not occur or be delayed or reduced in their realization. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.



                                    # # #
                              (Tables Attached)

                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF EARNINGS



(Thousands of Dollars and Shares Except Per Share Data)

                                    Quarter Ended         Six Months Ended
                                  ------------------    --------------------
                                  Jun. 27,  Jun. 28,     Jun. 27,   Jun. 28,
                                    1999      1998         1999       1998
                                  --------  --------    ---------  ---------
Net Revenues                      $874,574   572,057   $1,542,972  1,054,877
Cost of Sales                      345,026   247,095      601,543    451,407
                                   -------   -------    ---------  ---------
Gross Profit                       529,548   324,962      941,429    603,470
Amortization                        31,918    15,880       57,844     30,023
Royalties, Research and
 Development                       179,776    82,129      291,718    149,465
Advertising                        101,274    73,213      182,358    128,970
Selling, Distribution and
 Administration                    158,368   141,479      321,649    276,728
                                   -------   -------    ---------  ---------
Operating Profit                    58,212    12,261       87,860     18,284
Interest Expense                    13,625     6,416       25,598      8,728
Other (Income) Expense, Net         (2,209)   (2,417)      (4,527)   (10,514)
                                   -------   -------    ---------  ---------
Earnings Before Income Taxes        46,796     8,262       66,789     20,070
Income Taxes                        14,507     2,809       20,705      6,824
                                   -------   -------    ---------  ---------
Net Earnings                      $ 32,289     5,453   $   46,084     13,246
                                   =======   =======    =========  =========

Per Common Share
  Net Earnings
    Basic                         $    .17       .03   $      .24        .07
                                   =======   =======    =========  =========
    Diluted                       $    .16       .03   $      .22        .06
                                   =======   =======    =========  =========

  Cash Dividends Declared        $     .06       .05   $      .12        .10
                                   =======   =======    =========  =========

Weighted Average Number of shares
  Basic                            195,330   198,839      195,614    199,252
                                   =======   =======    =========  =========
  Diluted                          207,052   207,341      205,836    207,327
                                   =======   =======    =========  ========

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                    Jun. 27,        Jun. 28,
                                                      1999            1998
                                                   ---------       ---------
                   Assets

  Cash and Temporary Investments                  $   97,765      $  180,595
  Accounts Receivable, Net                           843,580         600,254
  Inventories                                        433,460         331,638
  Other                                              586,115         223,740
                                                   ---------       ---------
  Total Current Assets                             1,960,920       1,336,227
  Property, Plant and Equipment, Net                 308,420         281,327
  Other Assets                                     1,631,797       1,410,211
                                                   ---------       ---------
  Total Assets                                    $3,901,137      $3,027,765
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $  823,202      $  527,259
  Payables and Accrued Liabilities                   786,176         676,860
                                                   ---------       ---------
  Total Current Liabilities                        1,609,378       1,204,119
  Long-term Debt                                     409,937               -
  Deferred Liabilities                                77,700          77,886
                                                   ---------       ---------
  Total Liabilities                                2,097,015       1,282,005
  Total Shareholders' Equity                       1,804,122       1,745,760
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,901,137      $3,027,765
                                                   =========       =========